Exhibit 99.2

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2010 and 2009

and for the years ended

December 31, 2010, 2009 and 2008

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholder of

National Public Finance Guarantee Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of National Public Finance Guarantee Corporation and its subsidiary (the “Company”) at December 31, 2010 and December 31, 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, in 2009, after receiving regulatory approvals, the Company received capital from its parent and entered into a quota share agreement with an affiliate. Further, as discussed in Note 1 to the financial statements the Company has not written any meaningful new business since 2009.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 1, 2011

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,437,244 and $3,316,336)	$3,345,671	$3,314,987
Investments pledged as collateral, at fair value (amortized cost $1,780,320 and $1,710,620)	1,803,658	1,724,548
Short-term investments, at fair value (amortized cost $268,744 and $230,350)	270,677	232,275
Other investments (amortized cost $2,668 and $0)	2,674	—

Total	5,422,680	5,271,810
Cash and cash equivalents	9,072	27,629
Securities purchased under agreements to resell	1,775,000	1,675,000
Accrued investment income	60,071	64,855
Deferred acquisition costs	599,862	661,790
Premiums receivable	318,604	344,604
Prepaid reinsurance premiums	5	8
Insurance loss recoverable	70,529	31,049
Goodwill	31,371	31,371
Property and equipment, at cost (less accumulated depreciation of $2,629 and $0)	62,820	—
Receivable for investments sold	342	529
Current income taxes	—	3,297
Other assets	1,571	2,710

Total assets	$8,351,927	$8,114,652

Liabilities and Shareholder's equity
Liabilities:
Unearned premium revenue	$2,917,745	$3,280,962
Loss and loss adjustment expense reserves	214,653	172,879
Securities sold under agreements to repurchase	1,775,000	1,675,000
Current income taxes	114,077	—
Deferred income taxes, net	176,192	167,225
Payable for investments purchased	4,261	25,453
Derivative liabilities	10,252	8,667
Other liabilities	48,303	18,951

Total liabilities	5,260,483	5,349,137

Commitments and contingencies (See Note 15)
Shareholder's equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares — 500,000 shares	15,000	15,000
Additional paid-in capital	2,366,579	2,368,831
Retained earnings	752,761	372,256
Accumulated other comprehensive (loss) income, net of deferred income tax of $23,204 and $5,076	(42,896)	9,428

Total shareholder's equity	3,091,444	2,765,515

Total liabilities and shareholder's equity	$8,351,927	$8,114,652

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Revenues:
Premiums earned:
Scheduled premiums earned	$335,414	$409,101	$—
Refunding premiums earned	110,229	153,618	—

Premiums earned (net of ceded premiums of $3, $47, and $124)	445,643	562,719	—
Net investment income	230,239	217,116	7,406
Fees, reimbursements and other	21,863	15,568	—
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	481	929	—
Unrealized gains (losses) on insured derivatives	(13)	(143)	—

Net change in fair value of insured derivatives	468	786	—
Net gains (losses) on financial instruments at fair value and foreign exchange	54,643	23,224	1,118
Other net realized gains (losses)	(101)	—	—

Total revenues	752,755	819,413	8,524

Expenses:
Losses and loss adjustment	72,522	93,901	—
Amortization of deferred acquisition costs	86,041	116,130	—
Operating	63,769	58,403	566

Total expenses	222,332	268,434	566

Income before income taxes	530,423	550,979	7,958

Provision for income taxes	149,918	164,814	1,177

Net income	$380,505	$386,165	$6,781

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

For the Years Ended December 31, 2010, 2009 and 2008

(In thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
	Shares	Amount
Balance, January 1, 2008	500,000	$5,000	$200,897	$(20,690)	$2,324	$187,531

Comprehensive income:
Net income	—	—	—	6,781	—	6,781
Other comprehensive income:
Change in unrealized gains and losses on investments, net of deferred income taxes of $1,315	—	—	—	—	2,441	2,441

Total comprehensive income						9,222

Balance, December 31, 2008	500,000	$5,000	$200,897	$(13,909)	$4,765	$196,753

Increase in par value of common shares	—	10,000	—	—	—	10,000
Comprehensive income:
Net income	—	—	—	386,165	—	386,165
Other comprehensive income:
Change in unrealized gains and losses on investments, net of deferred income taxes of $2,510	—	—	—	—	4,663	4,663

Total comprehensive income						390,828

Capital contribution from parent	—	—	2,167,798	—	—	2,167,798
Share-based compensation net of deferred income taxes of $147	—	—	136	—	—	136

Balance, December 31, 2009	500,000	$15,000	$2,368,831	$372,256	$9,428	$2,765,515

Comprehensive income:
Net income	—	—	—	380,505	—	380,505
Other comprehensive loss:
Change in unrealized gains and losses on investments, net of deferred income taxes of $28,280	—	—	—	—	(52,324)	(52,324)

Total comprehensive income						328,181

Return of capital in connection with purchase of real estate	—	—	(494)	—	—	(494)
Share-based compensation net of deferred income taxes of $1,405	—	—	(1,758)	—	—	(1,758)

Balance, December 31, 2010	500,000	$15,000	$2,366,579	$752,761	$(42,896)	$3,091,444

Disclosure of reclassification amount:	2010	2009	2008
Change in unrealized gains and losses on investments arising during the period, net of taxes	$(46,368)	$4,891	$91,240
Reclassification adjustment, net of taxes	(5,956)	(228)	(88,799)

Change in net unrealized appreciation, net of taxes	$(52,324)	$4,663	$2,441

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$380,505	$386,165	$6,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,629	—	—
Amortization of bond discounts, net	22,950	15,660	174
Decrease (increase) in accrued investment income	4,784	(63,699)	743
Decrease (increase) in deferred acquisition costs	61,928	(661,790)	—
(Decrease) increase in unearned premium revenue	(363,217)	3,280,509	(118)
Decrease in prepaid reinsurance premiums	3	445	118
Decrease (increase) in premiums receivable	26,000	(344,604)	—
Increase in loss and loss adjustment expense reserves	41,774	172,879	—
Increase (decrease) in payable to affiliates	27,913	8,567	(369)
Increase in insurance loss recoverable	(39,480)	(31,049)	—
(Decrease) increase in accrued expenses	(346)	9,520	—
Net realized gains on financial instruments at fair value and foreign exchange	(54,643)	(23,224)	(1,118)
Other net realized losses	101	—	—
Unrealized losses on insured derivatives	13	143	—
Increase (decrease) in current income taxes	115,969	(4,606)	(467)
Deferred income tax provision (benefit)	37,246	167,912	(144)
Share-based compensation	(353)	283	—
Other operating	4,394	6,159	(25)

Total adjustments to net income	(112,335)	2,533,105	(1,206)

Net cash provided by operating activities	268,170	2,919,270	5,575

Cash flows from investing activities:
Purchase of fixed-maturity securities	(2,301,610)	(6,841,103)	(52,847)
Purchase of other investments	(2,668)	—	—
Purchase of real estate from affiliate under common control	(65,000)	—	—
Capital expenditures	(953)	—	—
Disposal of capital assets	13	—	—
(Decrease) increase in payable for investments purchased	(21,192)	25,453	—
Sale of fixed-maturity securities	2,290,104	1,808,572	106,138
Decrease (increase) in receivable for investments sold	187	(526)	8
Redemption of fixed-maturity securities	—	232	63
Purchase of short-term investments, net	(185,608)	(37,082)	(52,559)

Net cash (used) provided by investing activities	(286,727)	(5,044,454)	803

Cash flows from financing activities:
Capital contribution from parent	—	2,146,427	—

Net cash provided by financing activities	—	2,146,427	—

Net (decrease) increase in cash and cash equivalents	(18,557)	21,243	6,378
Cash and cash equivalents—beginning of period	27,629	6,386	8

Cash and cash equivalents—end of period	$9,072	$27,629	$6,386

Supplemental cash flow disclosures:
Income taxes (refunded) paid, net	$(3,297)	$1,509	$—
Interest paid:
Securities sold under agreements to repurchase	$4,965	$3,063	$—
Other	58	992	—
Non cash items:
Share-based compensation	$(353)	$213	$—

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 1: Business, Developments, Risks and Uncertainties

National Public Finance Guarantee Corporation (“National”) is a wholly owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). Prior to February 17, 2009, National, previously named MBIA Insurance Corporation of Illinois (“MBIA Illinois”), was a wholly-owned subsidiary of MBIA Insurance Corporation (“MBIA Corp.”). In February 2009, after receiving the required regulatory approvals, MBIA Corp. transferred the stock of MBIA Illinois to National Holdings. Additionally, National was further capitalized with approximately $2.1 billion from funds distributed by MBIA Corp. to MBIA Inc. as a dividend and return of capital, which MBIA Inc. contributed to National through National Holdings. Additionally, National increased par value of its common stock from $10 per share to $30 per share. As of December 31, 2010, National was rated BBB with a developing outlook by Standard & Poor’s Financial Services LLC (“S&P”) and Baa1 with a developing outlook by Moody’s Investors Service, Inc. (“Moody’s”).

In February 2009, National and MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its United States (“U.S.”) public finance exposure to National and into an assignment agreement under which MBIA Corp. assigned its rights and obligations with respect to the U.S. public finance business that MBIA Corp. had assumed from Financial Guaranty Insurance Company (“FGIC”). The exposure transferred to National under the reinsurance and assignment agreements totaled $553.7 billion of net par outstanding. The reinsurance and assignment enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of these agreements.

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Corp. or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make claims directly against National.

National has not written any meaningful amount of business since 2009, and as of December 31, 2010 had insured gross par outstanding of $482.7 billion and statutory capital of $2.4 billion. National provides unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event National has the right at its discretion to accelerate insured obligations upon default or otherwise, upon National’s acceleration. National’s guarantees insure municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects are generally supported by taxes, assessments, fees or tariffs related to the use of these projects, lease payments or other similar types of revenue streams.

The lack of insurance writings reflects the insurance financial strength credit ratings assigned to National. In 2008 and 2009, MBIA Inc. pursued and received approval from the New York State Insurance Department (“NYSID”) to separate MBIA Insurance Corporation into two insurance companies, MBIA Insurance Corporation and National Public Finance Guarantee Corporation to meet the market’s demand for municipal bond insurance from municipal-only companies. The NYSID and National are both vigorously defending litigation seeking to challenge the NYSID’s decision. Litigation over the NYSID’s approval of National’s creation or additional hurdles to achieving high stable ratings may impede National’s ability to write new municipal bond insurance for some time, reducing its long term ability to generate capital from operations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by National’s insurance regulators in its operations.

Recently, many state and local governments that issue some of the obligations National insures have reported unprecedented budget shortfalls, which could lead to claims on insurance policies issued by National. Although National’s insurance loss reserves are considered reasonable estimates of losses incurred to date, there is a possibility that such losses could increase significantly as a result of unexpected future defaults on insured bonds.

On March 1, 2010, National established National Real Estate Holdings of Armonk, LLC, a wholly-owned subsidiary of National in order to purchase MBIA Corp.’s interest in certain real estate for purposes of conducting National’s business and leasing to certain affiliates and third party tenants.

Liquidity

Liquidity risk arises in National’s operations when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, when investment income declines,

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 1: Business, Developments, Risks and Uncertainties (continued)

when unanticipated expenses arise, or when invested assets experience credit defaults or significant declines in fair value. National also provides liquid assets to MBIA Inc.’s asset/liability products segment through matched repurchase and reverse repurchase agreements to support its business operations and liquidity position. National believes it has sufficient liquidity to meet these needs at least through 2011.

Note 2: Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The 2008 financial statement information was derived from the financial statements of MBIA Illinois.

Certain amounts have been reclassified in prior years’ consolidated financial statements to the current presentation. This includes the reclassification of gains and losses from sales of investment securities to “Net gains (losses) on financial instruments at fair value and foreign exchange” from the previously reported line “Net realized gains (losses)” on the consolidated statements of operations. These reclassifications had no impact on total revenues, expenses, assets, liabilities or shareholders’ equity for all periods presented.

In addition, National evaluated all events subsequent to December 31, 2010 through March 1, 2011, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Consolidation

The consolidated financial statements include the accounts of National and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated.

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

National recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, National receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, National receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. National has calculated that substantially all of its installment contracts do not meet the conditions required to be treated as expected period contracts and are treated as contractual period contracts. The receivable for future premiums is reduced as installment premiums are collected. National reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 4: Insurance Premiums.” National assesses the receivable for future premiums for collectability each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 4: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Premium Revenue Recognition

National recognizes and measures premium revenue over the period of the insurance contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is determined as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through legal defeasance in satisfaction of the obligation according to its indenture, which results in National’s obligation being extinguished under the financial guarantee contract. National recognizes any remaining unearned premium revenue on the insured obligation as premium revenue in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in National’s consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

Loss and Loss Adjustment Expenses

National recognizes loss reserves on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A loss reserve is subsequently remeasured each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the loss reserve are recognized as loss expense in the period of change. Measurement and recognition of the loss reserve is reported gross of any reinsurance. National estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available as of the measurement date, including market information. Accretion of the discount on a loss reserve is included in loss expense.

National recognizes potential recoveries on paid claims based on probability-weighted net cash inflows present valued at applicable risk-free rates as of the measurement date. Such amounts are reported within “Insurance loss recoverable” on its balance sheet. To the extent National had recorded potential recoveries in its loss reserve previous to a claim payment, such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period.

National’s loss reserve, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 5: Loss and Loss Adjustment Expense Reserves.”

Investments

National classifies its fixed-maturity investments as available-for-sale. Available-for-sale investments are reported in the balance sheets at fair value with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income (loss) in shareholder’s equity. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For bonds purchased at a price above par value that also have call features, premiums are amortized to the call date that produces the lowest yield. For mortgage-backed and asset-backed securities (“ABSs”), discounts and premiums are adjusted quarterly for the effects of actual and expected prepayments on a retrospective basis. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by utilizing the first-in, first-out method to identify the investments sold and are included as a separate component of revenues.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

Other-Than-Temporary Impairments on Investment Securities

National’s statements of operations reflects the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that National intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, the amount of the credit impairment representing credit loss is recognized in earnings, and the remaining amount of the impairment related to all other factors is recognized in accumulated other comprehensive income (loss), net of deferred taxes.

National’s investment portfolios containing all of its securities are reviewed no less than quarterly in order to determine whether impairment is other-than-temporary. National’s investments are available-for-sale securities for which an impairment evaluation is subject to, but not limited by, the following criteria:

1)	the security’s current fair value is less than current book value by a magnitude of 5% or greater, and the fair value has been less than book value for a period of greater than twelve months; or

2)	the security’s fair value is less than current book value by a magnitude of 20% or greater.

If any of the above criteria are met, further analysis is performed to determine whether a credit loss exists. In assessing whether a decline in value is related to a credit loss, National considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads and the financial condition of the issuer and (c) any guarantees associated with a security such as those provided by investment-grade financial guarantee insurance companies. Credit loss expectations for ABSs are assessed using discounted cash flow modeling and the recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest.

These transactions are entered into with MBIA Inc. in connection with MBIA Inc.’s asset/liability products activity. As of December 31, 2010, the fair value of security borrowings under these agreements totaled $1.8 billion. MBIA Inc. has collateralized these security borrowings with assets rated BBB or better and having an aggregate fair value in excess of the securities borrowed. The NYSID approved these agreements in connection with the re-domestication of National to New York. National has agreed to use good faith efforts to reduce the amount of the security borrowings to no more than 10% of its admitted assets by no later than December 2011.

It is National’s policy to take possession of securities used to collateralize such transactions with MBIA Inc. National minimizes the credit risk that MBIA Inc. might be unable to fulfill its contractual obligations by monitoring MBIA Inc.’s credit exposure and collateral value and requiring additional collateral to be deposited with National when deemed necessary.

Deferred Acquisition Costs

Deferred acquisition costs include ceding commissions paid by National in connection with assuming business from other financial guarantors. Deferred acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Goodwill

Goodwill represents the excess of the cost of acquiring a business enterprise over the fair value of the net assets acquired. Goodwill is tested for impairment at least annually. An impairment loss is triggered if the estimated fair value of a reporting unit is less than its carrying value.

National performed its annual impairment testing of goodwill as of January 1, 2011 and 2010. As of both dates, the fair value of National’s reporting unit exceeded its carrying value indicating that goodwill was not impaired. In performing the impairment test of goodwill as of January 1, 2011 and 2010, National calculated the fair value of its reporting unit using the discounted cash flow method by incorporating market participant assumptions and other estimates to estimate the present value of future cash flows.

Fair Value Measurements – Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, National uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those National believes that market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment. Assets utilizing Level 1 inputs generally include U.S. Treasuries and money market securities.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include: U.S. government and agency mortgage-backed securities (“MBS”); foreign government bonds; derivatives; corporate and municipal bonds; and other certain MBSs.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, National considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. National uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. National has also taken into account the nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 6: Fair Value of Financial Instruments” for additional fair value disclosures.

Income Taxes

National is included in the consolidated tax return of MBIA Inc. The tax provision for National for financial reporting purposes is determined on a stand-alone basis.

Deferred income taxes are recorded with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in National’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, and National’s statutory contingency reserve. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 9: Income Taxes” for additional information about National’s income taxes.

Fee and Reimbursement Revenue Recognition

National collects insurance related fees for services performed in connection with certain transactions. In addition, National may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Amounts received from reinsurers in excess of those which are contractually due to National upon the termination of reinsurance agreements are recorded as fees and earned when received.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Disclosures about the Credit Quality of Financing Receivables and Allowance for Credit Losses (Accounting Standards Update 2010-20)

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310) —Disclosures about the Credit Quality of Financing Receivables and the

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Allowance for Credit Losses.” ASU 2010-20 provides amended disclosure requirements related to certain financing receivables and related allowance for credit losses. The disclosure provisions are effective for National for the year ended December 31, 2010. These amended principles are related only to disclosures, and do not affect National’s consolidated balance sheets, results of operations or cash flows. National accounts for its insurance premiums receivable in accordance with Accounting Standards Codification (“ASC”) 944, “Financial Guarantee Insurance Contracts.” Refer to “Note 4: Insurance Premiums” for disclosures related to National’s receivable for insurance premiums.

Improving Disclosures About Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. National adopted this standard as of January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales issuances and settlements on a gross basis, which will be effective for National as of January 1, 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value of Financial Instruments” for these disclosures.

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” to require the holder of a variable interest(s) in a variable interest entity (“VIE”) to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. The accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance requires an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. National adopted this standard as of January 1, 2010. The adoption did not have a material effect on National’s consolidated balance sheets, results of operations or cash flows.

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860)—Accounting for Transfers of Financial Assets,” to eliminate the concept of a qualified special-purpose entity. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. National adopted this standard as of January 1, 2010 and the adoption did not have a material effect on National’s consolidated balance sheets, results of operations or cash flows.

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for National beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. National did not early adopt the guidance as of January 1, 2011 and is currently evaluating the potential impact of adopting this guidance as of January 1, 2012.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums

National recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of December 31, 2010 and 2009, National reported premiums receivable of $319 million and $345 million, respectively, primarily related to installment policies for which premiums will generally be collected over the contractual term of the contracts. Premiums receivable for installment policies are initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of remeasurement date. As of December 31, 2010 and 2009, the weighted average risk-free rate used to discount future installment premiums was 2.9% and 2.8%, respectively, and the weighted average expected collection term of the premiums receivable was 13.92 years and 14.18 years, respectively. For the years ended December 31, 2010 and 2009, the accretion of the premiums receivable was $9 million and $10 million, respectively, and is reported in “Scheduled premiums earned” on National’s consolidated statements of operations.

National evaluates whether any premiums receivable are uncollectible at each balance sheet date. If National determines that premiums are uncollectible, it records a write-off of such amounts in current earnings. The majority of National’s premiums receivable consists of the present values of future installment premiums that are not yet billed or due. Given that premiums due to National typically have priority over most other payment obligations of U.S. public finance transactions, National determined that the amount of uncollectible premiums as of December 31, 2010 was insignificant.

The following tables present a roll forward of National’s premiums receivable for the year ended December 31, 2010 and 2009:

In millions			Adjustments
Premiums Receivable as of December 31, 2009	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2010	Reinsurance Premiums Payable as of December 31, 2010
$ 345	$(21)	$—	$(9)	$9	$(5)	$319	$—

In millions			Adjustments
Premiums Receivable as of December 31, 2008	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2009	Reinsurance Premiums Payable as of December 31, 2009
$ —	$(22)	$403	$(26)	$10	$(20)	$345	$—

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2011	$3
June 30, 2011	5
September 30, 2011	5
December 31, 2011	7

Twelve months ended:
December 31, 2012	22
December 31, 2013	20
December 31, 2014	20
December 31, 2015	19

Five years ended:
December 31, 2020	91
December 31, 2025	76
December 31, 2030 and thereafter	190

Total	$458

The following table presents the unearned premium revenue balance and future expected premium earnings as of and for the periods presented:

	Unearned Premium Revenue	Expected Future Premium Earnings			Total Expected Future Premium Earnings
In millions		Upfront	Installments	Accretion
December 31, 2010	$2,918

Three months ended:
March 31, 2011	2,841	$72	$5	$2	$79
June 30, 2011	2,765	71	5	2	78
September 30, 2011	2,692	68	5	2	75
December 31, 2011	2,621	66	5	2	73

Twelve months ended:
December 31, 2012	2,355	248	18	9	275
December 31, 2013	2,112	225	18	8	251
December 31, 2014	1,890	204	18	8	230
December 31, 2015	1,688	185	17	8	210

Five years ended:
December 31, 2020	920	693	75	33	801
December 31, 2025	454	406	60	26	492
December 31, 2030 and thereafter	—	332	122	41	495

Total		$2,570	$348	$141	$3,059

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves

For the year ended December 31, 2010, National incurred $73 million of loss and LAE principally related to three housing transactions, two student loan transactions, a not-for-profit transaction and a health care transaction. Total net paid losses for the year ended December 31, 2010 of $101 million primarily related to a gaming revenue credit for which National expects to be fully reimbursed and a health care credit. Total expected insurance loss recoveries on paid losses for the year ended December 31, 2010 were $70 million and were primarily related to a gaming revenue credit and a health care transaction.

National’s Portfolio Surveillance Division (“PSD”) monitors National’s outstanding insured obligations with the objective of minimizing losses. PSD meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by National. In such cases, PSD works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. PSD works closely with National’s Risk Management function and the applicable business unit to analyze insured obligation performance and credit risk parameters, both before and after an obligation is insured.

Once an obligation is insured, National typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to PSD for review. PSD also monitors publicly available information related to insured obligations. Potential problems uncovered through this review such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. PSD also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. PSD monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

National does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High.” In the event National expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. PSD subjects issuers in this category to heightened scrutiny.

“Caution List – Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by PSD but generally take remedial action on their own.

“Caution List – High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers and have not taken conclusive remedial action. For these issuers PSD adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where National has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, PSD is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	159	19	5	39	222
Number of issues(1)	11	8	5	15	39
Remaining weighted average contract period (in years)	14.7	9.5	14.7	13.0	13.3
Gross insured contractual payments outstanding(2):
Principal	$1,188	$371	$46	$1,106	$2,711
Interest	1,808	195	38	1,128	3,169

Total	$2,996	$566	$84	$2,234	$5,880

Gross claim liability	$—	$—	$—	$933	$933
Less:
Gross potential recoveries	—	—	—	783	783
Discount, net	—	—	—	6	6

Net claim liability (recoverable)	$—	$—	$—	$144	$144

Unearned premium revenue	$18	$8	$2	$24	$52

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2009:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	164	57	6	18	245
Number of issues(1)	11	13	4	10	38
Remaining weighted average contract period (in years)	14.9	12.1	5.8	2.4	11.8
Gross insured contractual payments outstanding(2):
Principal	$1,254	$1,513	$274	$307	$3,348
Interest	1,751	1,386	92	119	3,348

Total	$3,005	$2,899	$366	$426	$6,696

Gross claim liability	$—	$—	$—	$202	$202
Less:
Gross potential recoveries	—	—	—	28	28
Discount, net	—	—	—	1	1

Net claim liability (recoverable)	$—	$—	$—	$173	$173

Unearned premium revenue	$18	$26	$4	$2	$50

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the components of National’s insurance loss reserves and recoverable included within National’s classified list as of December 31, 2010 and December 31, 2009:

	As of December 31,
In millions	2010	2009
Loss reserves (claim liability)	$209	$172
LAE reserves	6	1

Loss and LAE reserves	$215	$173

Insurance claim loss recoverable	$(71)	$—
LAE insurance loss recoverable	—	(31)

Insurance loss recoverable	$(71)	$(31)

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following tables present changes in National’s loss and LAE reserves as of December 31, 2010 and December 31, 2009. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserve, changes in discount rates, changes in assumptions and changes in the timing and amounts of estimated payments and recoveries and changes in LAE are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 2.89% and 0.93% as of December 31, 2010 and 2009, respectively.

In millions
Gross Loss and LAE Reserve as of December 31, 2009	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2010
$173	$(33)	$1	$(1)	$4	$(6)	$77	$(5)	$5	$215

In millions
Gross Loss and LAE Reserve as of December 31, 2008	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2009
$—	$(26)	$2	$1	$5	$(2)	$193	$(1)	$1	$173

The following tables present changes in National’s insurance loss recoverable as of December 31, 2010 and December 31, 2009. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, and changes in the timing and amounts of estimated collections are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions
Insurance Loss Recoverable as of December 31, 2009	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2010
$31	$—	$1	$—	$—	$70	$(31)	$71

In millions
Insurance Loss Recoverable as of December 31, 2008	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2009
$—	$(1)	$—	$—	$—	$1	$31	$31

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the expenses (gross and net of reinsurance) related to remedial actions for insured obligations included in National’s surveillance categories:

	Years ended December 31,
In millions	2010	2009	2008
Loss adjustment expense incurred, gross	$21	$86	$—
Loss adjustment expense incurred, net	$21	$86	$—

Note 6: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on National’s consolidated balance sheets as of December 31, 2010 and 2009:

	As of December 31,
	2010		2009
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale, and investments pledged as collateral	$5,420	$5,420	$5,272	$5,272
Other investments	3	3	—	—
Cash and cash equivalents	9	9	28	28
Securities purchased under agreements to resell	1,775	1,955	1,675	1,675
Receivable for investments sold	0	0	1	1
Liabilities:
Securities sold under agreements to repurchase	1,775	1,804	1,675	1,675
Payable for investments purchased	4	4	25	25
Derivative liabilities	10	10	9	9
Financial Guarantees:
Gross	3,132	2,479	3,454	2,672
Ceded	0	18	0	70

Valuation Techniques

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. National’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale and Investments Pledged as Collateral

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. The fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Foreign governments—Foreign government obligations are generally valued based on quoted prices in active markets and are categorized in Level 1 of the fair value hierarchy. When quoted market prices are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, cross-currency basis index spreads, and country credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. These financial instruments are generally categorized in Level 2 of the fair value hierarchy. Bonds that contain significant inputs that are not observable are categorized as Level 3.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, bond or single name credit default swap (“CDS”) spreads for similar instruments and diversity scores. Corporate obligations are generally categorized as Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—MBSs and ABSs are valued using recently executed transaction prices. When position-specific quoted prices are not available, the MBSs and ABSs are valued based on quoted prices for similar securities. If quoted prices are not available, MBSs and ABSs are valued using a valuation model based on observable inputs, including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBSs and ABSs are categorized as Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted market prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or in Level 3 when significant inputs are unobservable.

Money market securities—The fair value of money market securities is based on quoted prices in an active market. These money market securities are categorized in Level 1 of the fair value hierarchy.

Other Investments—Other investments include National’s interest in perpetual securities. Fair value of other investments is determined using quoted market prices of similar investments. Other investments are categorized in Level 2 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold, Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values due to the short maturities of these instruments.

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been recognized, (iii) the cost of capital reserves required to support the financial guarantee liability and (iv) discount rates. The Assured Guaranty Corporation CDS spread and recovery rates are used as the discount rate for National and incorporate the nonperformance risk of National. Fair value of the gross financial guarantees does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of National’s gross financial guarantee liability consists of unearned premium revenue and loss and LAE reserves as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of its ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantee. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$199	$48	$—	$247
Foreign governments	—	1	—	1
Corporate obligations	—	402	—	402
Mortgage-backed securities:
Residential mortgage-backed agency	—	1,433	—	1,433
Residential mortgage-backed non-agency	—	7	—	7
Commercial mortgage-backed	—	4	—	4
Asset-backed securities:
Collateralized debt obligations	—	—	1	1
Other asset-backed	—	35	7	42

Total	199	1,930	8	2,137
State and municipal bonds:
Tax-exempt bonds	—	2,742	35	2,777
Taxable bonds	—	410	—	410

Total state and municipal bonds	—	3,152	35	3,187
Other fixed-maturity investments:
Money market securities	96	—	—	96

Total other fixed-maturity investments	96	—	—	96

Total fixed-maturity investments	295	5,082	43	5,420
Other investments	—	3	—	3

Total assets	$295	$5,085	$43	$5,423

Liabilities:
Derivative liabilities	$—	$10	$—	$10

Total liabilities	$—	$10	$—	$10

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009
Assets:
Investments:
Fixed-maturity securities (including short-term investments) held as available-for-sale, and investments pledged as collateral:
Taxable bonds:
U.S. Treasury and government agency	$199	$12	$—	$211
Corporate obligations	—	346	—	346
Mortgage-backed securities:
Residential mortgage-backed agency	—	1,492	—	1,492
Asset-backed securities:
Other asset-backed	—	12	—	12

Total	199	1,862	—	2,061
State and municipal bonds:
Tax-exempt bonds	—	2,702	—	2,702
Taxable bonds	—	411	—	411

Total state and municipal bonds	—	3,113	—	3,113
Other investments:
Money market securities	98	—	—	98

Total assets	$297	$4,975	$—	$5,272

Liabilities:
Derivative liabilities
Credit derivatives	$—	$9	$—	$9

Total liabilities	$—	$9	$—	$9

There were no transfers in or out of Level 1 during the years ended December 31, 2010 and 2009. All fair value hierarchy designations are made at the end of each accounting period.

Level 3 Analysis

Level 3 assets were $43 million as of December 31, 2010 and represented 0.8% of total assets measured at fair value.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following table presents information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the year ended December 31, 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2010
Assets:
U.S. Treasury and government agency	$—	$—	$—	$—	$—	$27	$—	$(27)	$—	$—
Collateralized debt obligations	—	—	—	—	—	1	—	—	1	—
Other asset-backed	—	—	—	—	—	4	3	—	7	—
State and municipal tax-exempt bonds	—	—	—	(1)	—	36	—	—	35	—

Total assets	$—	$—	$—	$(1)	$—	$68	$3	$(27)	$43	$—

(1)—Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $3 million and $27 million, respectively, for the year ended December 31, 2010. Transfers into and out of Level 2 were $27 million and $3 million, respectively, for the year ended December 31, 2010. Transfers into Level 3 were principally for other asset-backed investments where inputs, which are significant to their valuation, became unobservable during the period. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were for U.S. Treasury and government agency.

There were no changes in Level 3 liabilities measured at fair value on a recurring basis for the year ended December 31, 2010 and 2009. There were also no changes in Level 3 assets measured at fair value on a recurring basis for the year ended December 31, 2009.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 7: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments comprise money market securities and perpetual preferred securities that bear interest. The following tables present the amortized cost and fair value of fixed-maturity investments and other investments designated as available-for-sale included in the consolidated investment portfolio of National as of December 31, 2010 and 2009:

	December 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$245	$3	$(1)	$247
Foreign governments	1	—	—	1
Corporate obligations	390	15	(3)	402
Mortgage-backed securities:
Residential mortgage-backed agency	1,406	38	(11)	1,433
Residential mortgage-backed non-agency	7	—	—	7
Commercial mortgage-backed	4	—	—	4
Asset-backed securities:
Collateralized debt obligations	1	—	—	1
Other asset-backed	42	—	—	42

Total	2,096	56	(15)	2,137
State and municipal bonds:
Tax-exempt bonds	2,864	17	(104)	2,777
Taxable bonds	430	1	(21)	410

Total state and municipal bonds	3,294	18	(125)	3,187

Total fixed-maturity investments	5,390	74	(140)	5,324
Other investments:
Other investments	3	—	—	3
Money market securities	96	—	—	96

Total other investments	99	—	—	99

Total available-for-sale investments	$5,489	$74	$(140)	$5,423

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2009
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$215	$1	$(5)	$211
Corporate obligations	336	11	(1)	346
Mortgage-backed securities:
Residential mortgage-backed agency	1,457	37	(2)	1,492
Asset-backed securities:
Other asset-backed	12	—	—	12

Total	2,020	49	(8)	2,061
State and municipal bonds:
Tax-exempt bonds	2,715	27	(40)	2,702
Taxable bonds	424	1	(14)	411

Total state and municipal bonds	3,139	28	(54)	3,113

Total fixed-maturity investments	5,159	77	(62)	5,174
Other investments:
Money market securities	98	—	—	98

Total other investments	98	—	—	98

Total available-for-sale investments	$5,257	$77	$(62)	$5,272

Fixed-maturity investments carried at fair value of $6 million and $8 million as of December 31, 2010 and December 31, 2009, respectively, were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of December 31, 2010. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$148	$149
Due after one year through five years	608	629
Due after five years through ten years	281	281
Due after ten years through fifteen years	488	478
Due after fifteen years	2,405	2,300
Mortgage-backed	1,417	1,444
Asset-backed	43	43

Total fixed-maturity investments	$5,390	$5,324

As of December 31, 2010 and December 31, 2009, National had recorded net unrealized losses of $66 million and net unrealized gains of $15 million, respectively, on available-for-sale fixed-maturity investments, which included $140 million and $62 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of December 31, 2010 and 2009 related to available-for-sale fixed-maturity investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$9	$(1)	$—	$—	$9	$(1)
Foreign governments	1	—	—	—	1	—
Corporate obligations	82	(3)	—	—	82	(3)
Mortgage-backed securities:
Residential mortgage-backed agency	751	(11)	—	—	751	(11)
Residential mortgage-backed non-agency	6	—	—	—	6	—
Commercial mortgage-backed	4	—	—	—	4	—
Asset-backed securities:
Collateralized debt obligations	1	—	—	—	1	—
Other asset-backed	30	—	—	—	30	—

Total	884	(15)	—	—	884	(15)
State and municipal bonds:
Tax-exempt bonds	1,998	(83)	181	(21)	2,179	(104)
Taxable bonds	320	(20)	21	(1)	341	(21)

Total state and municipal bonds	2,318	(103)	202	(22)	2,520	(125)

Total	$3,202	$(118)	$202	$(22)	$3,404	$(140)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$186	$(5)	$—	$—	$186	$(5)
Corporate obligations	23	(1)	22	—	45	(1)
Mortgage-backed securities:
Residential mortgage-backed agency	275	(2)	2	—	277	(2)
Asset-backed securities:
Other asset-backed	—	—	—	—	—	—

Total	484	(8)	24	—	508	(8)
State and municipal bonds:
Tax-exempt bonds	1,071	(16)	324	(24)	1,395	(40)
Taxable bonds	309	(13)	21	(1)	330	(14)

Total state and municipal bonds	1,380	(29)	345	(25)	1,725	(54)

Total	$1,864	$(37)	$369	$(25)	$2,233	$(62)

The weighted average contractual maturity of securities in an unrealized loss position as of December 31, 2010 and 2009 was 22 years. As of December 31, 2010, there were 36 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $22 million. Among the 36 securities, the book value of 18 securities exceeded market value by more than 5%. As of December 31, 2009, there were 59 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $25 million. Among the 59 securities, the book value of 32 securities exceeded market value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolio were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recoveries of their cost bases. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management, or other plans as of December 31, 2010 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolio to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Note 8: Investment Income and Gains and Losses

The following table presents National’s total investment income:

	Years ended December 31,
In millions	2010	2009	2008
Fixed-maturity	$229	$197	$7
Other investments	7	25	—

Gross investment income	236	222	7
Investment expenses	6	5	0

Net investment income	230	217	7
Fixed-maturity:
Gains	58	34	3
Losses	(3)	(11)	(2)

Net (1)	55	23	1

Total investment income	$285	$240	$8

(1)—Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on the consolidated statements of operations of National.

Net realized gains (losses) from fixed-maturity investments are typically generated as a result of the ongoing management of National’s investment portfolio for the years ended December 31, 2010, 2009 and 2008.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholder’s equity consisted of:

	As of December 31,
In millions	2010	2009
Fixed-maturity:
Gains	$74	$77
Losses	(140)	(62)

Net	(66)	15
Deferred income taxes provision (benefit)	(23)	5

Unrealized gains (losses), net	$(43)	$10

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 8: Investment Income and Gains and Losses (continued)

The change in net unrealized gains (losses), presented in the table above, consisted of:

	As of December 31,
In millions	2010	2009
Fixed-maturity	$(81)	$8
Deferred income tax charged (credited)	(28)	3

Change in unrealized gains (losses), net	$(53)	$5

Note 9: Income Taxes

The provision (benefit) for income taxes on income and shareholder’s equity consisted of:

	Years ended December 31,
In millions	2010	2009	2008
Current taxes:
Federal	$113	$(3)	$1
Deferred taxes:
Federal	37	168	—

Provision (benefit) for income tax	150	165	1

Income taxes charged (credited) to shareholder’s equity:
Unrealized gains (losses) on investments	(28)	3	1
Exercise of stock options and vested restricted stock	(1)	—	—

Total income taxes charged (credited) to shareholder’s equity	(29)	3	1

Total effect of income taxes	$121	$168	$2

The provision (benefit) for income tax gives effect to permanent differences between financial and taxable income. Accordingly, National’s effective income tax rate differs from the statutory rate due to the tax effect of the following permanent differences:

	Years ended December 31,
	2010	2009	2008
Federal income tax computed at the statutory rate	35.0%	35.0%	35.0%
Impact to taxes resulting from:
Tax-exempt interest	-6.9%	-5.4%	-20.4%
Other	0.2%	0.3%	0.2%

Effective tax rate	28.3%	29.9%	14.8%

National recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 9: Income Taxes (continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2010 and 2009 are presented in the following table:

	As of December 31,
In millions	2010	2009
Deferred tax liabilities:
Deferred acquisition costs	$213	$230
Accrual of market discount	4	—
Net unrealized gain on investments	—	5
Compensation and employee benefits	1	—
Other	6	7

Total gross deferred tax liabilities	224	242

Deferred tax assets:
Unearned premium revenue	10	48
Loss reserves	7	—
Net operating loss and tax credit carryforwards	—	19
Compensation and employee benefits	—	1
Net unrealized loss on investments	23	—
Goodwill	7	7
Other	1	(0)

Total gross deferred tax assets:	48	75

Net deferred tax liabilities	$176	$167

Five-Year Net Operating Loss Carryback

In connection with MBIA Inc.’s five year carryback of its 2009 net operating loss, MBIA Inc. received an initial refund in the second quarter of 2010 and National’s share of the refund was approximately $3 million. In the fourth quarter, MBIA Inc. filed a supplemental claim for refund with respect to an additional 2009 loss reported on its final and superseding 2009 tax return. The additional refund of approximately $41 million will be allocated between the subsidiaries of MBIA Inc.

Accounting for Uncertainty in Income Taxes

As of December 31, 2010 and 2009, National does not have any uncertain tax positions and corresponding interest or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only tax jurisdiction is the U.S. The IRS is currently examining tax years 2005 through 2008.

Note 10: Insurance in Force

National’s insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations. National’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the insurance in force in the tables that follow.

The financial guarantees issued by National provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due. The obligations are not subject to acceleration, except that National may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. The creditworthiness of each issuer of an insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with National’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become National’s upon the payment of a claim by National.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 10: Insurance in Force (continued)

National maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. These include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. National also analyzes the historical and projected performance of pledged revenue and relevant financial covenants. Such guidelines are subject to periodic review by a risk oversight committee, which is responsible for establishing the criteria for National’s underwriting standards, as well as maintaining these standards in its insurance operations.

As of December 31, 2010, insurance in force had an expected maturity range of 1 to 46 years. The distribution of insurance in force by geographic location as of December 31, 2010 and 2009, respectively, is presented in the following table:

	As of December 31,
In billions	2010		2009
Geographic Location	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
California	$144.1	18.6%	$157.6	18.2%
New York	72.4	9.3%	81.1	9.4%
Florida	57.8	7.4%	65.2	7.5%
Texas	49.7	6.4%	53.7	6.2%
Illinois	46.0	5.9%	51.3	5.9%
New Jersey	34.3	4.4%	39.2	4.5%
Washington	26.9	3.5%	29.3	3.4%
Pennsylvania	24.8	3.2%	29.6	3.4%
Michigan	24.3	3.1%	26.7	3.1%
Massachusetts	20.9	2.7%	23.8	2.8%

Subtotal	501.2	64.5%	557.5	64.4%
Nationally diversified	9.3	1.2%	10.3	1.2%
Other states	266.9	34.3%	297.5	34.4%

Total	$777.4	100.0%	$865.3	100.0%

The insurance in force by type of bond is presented in the following table:

	As of December 31,
In billions	2010		2009
Bond Type	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
General obligations	$278.7	35.9%	$308.4	35.6%
General obligations—lease	60.2	7.7%	65.9	7.6%
Municipal utilities	138.8	17.9%	154.2	17.8%
Tax-backed	98.9	12.7%	108.3	12.5%
Transportation	84.5	10.9%	93.4	10.8%
Higher education	42.5	5.5%	47.4	5.5%
Health care	21.4	2.7%	28.6	3.3%
Military housing	20.5	2.6%	21.8	2.5%
Investor-owned utilities(1)	13.5	1.7%	15.2	1.8%
Municipal housing	11.0	1.4%	12.1	1.4%
Student loans	3.6	0.5%	5.9	0.7%
Other(2)	3.8	0.5%	4.1	0.5%

Total	$777.4	100.0%	$865.3	100.0%

(1)—Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2)—Includes certain non-profit enterprises and stadium related financing.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 10: Insurance in Force (continued)

National has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. National’s guarantees of derivative contracts, generally guaranteeing the interest rate swap obligations of public sector issuers, have a legal maximum maturity range of 1 to 46 years. In accordance with the guidance, the fair values of these guarantees as of December 31, 2010 and 2009 are recorded on National’s consolidated balance sheets as derivative liabilities, representing gross losses of $10 million and $9 million, respectively.

Ceded Exposure

Reinsurance enables National to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to National under rating agency models and the overall value of the reinsurance to National is reduced. National generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds.

The aggregate amount of insurance in force ceded by National directly to reinsurers under reinsurance agreements was $6 million and $9 million as of December 31, 2010 and 2009, respectively. Under National’s reinsurance agreement with MBIA Corp., if a reinsurer of MBIA Corp. is unable to pay claims ceded by MBIA Corp., National will assume liability for such ceded claim payments. As of December 31, 2010, the total amount of insurance in force for which National would be liable in the event that the reinsurers of MBIA Corp. were unable to meet their obligations is $6.6 billion. For FGIC policies assigned to National from MBIA Corp., National maintains the right to receive third-party reinsurance totaling $18.3 billion.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following table:

	Years Ended December 31,
In millions	2010	2009	2008
Net premiums earned:
Direct	$—	$1	$—
Assumed	446	562	—

Gross	446	563	—
Ceded	—	—	—

Net	$446	$563	$—

Note 11: Insurance Regulations and Dividends

National is subject to insurance regulations and supervision of the State of New York (its state of incorporation) and all U.S. and non-U.S. jurisdictions in which it is licensed to conduct insurance business. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that National may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. National is required to file detailed annual financial statements with the NYSID and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of National are subject to examination by regulatory agencies at regular intervals.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 11: Insurance Regulations and Dividends (continued)

New York State insurance law regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under New York State insurance law, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements (b) 100% of adjusted net investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSID approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

National is subject to New York State insurance law with respect to the payment of dividends as described above. Consistent with MBIA Inc.’s plan to transform its insurance business, effective January 1, 2010, National was granted a permitted practice by NYSID to reset its unassigned surplus to zero, of which earned surplus is a component. Previously, National had an unassigned surplus deficit principally as a result of the 2009 reinsurance transaction between National and MBIA Corp. The reset provides National with dividend capacity of $91 million as of December 31, 2010. National did not declare or pay any dividends in 2010 or 2009. At the current time, National does not intend to declare dividends. In October 2010, the plaintiffs in the Transformation litigation initiated a court proceeding challenging the approval of the surplus reset. Refer to “Note 15: Commitments and Contingencies” for further information on the Transformation litigation.

As a result of the establishment of National and the reinsurance of the MBIA Corp. and FGIC portfolios by National, National exceeded as of the closing date certain single and aggregate risk limits under New York State insurance law. National obtained a waiver of such limits from the insurance department of its domiciliary state. In connection with the waiver, National submitted a plan to the applicable insurance departments to achieve compliance with the applicable regulatory limits. Under the plan, it agreed not to write new financial guarantee insurance for certain issuers until they were in compliance with their single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSID required that, upon written notice from the NYSID, National would cease writing new financial guarantee insurance if it were not in compliance with the risk limitation requirements by December 31, 2009. National did not meet the risk limit requirements as of December 31, 2010 and 2009. To date, National has not received such written notice from the NYSID. National continues to work with the NYSID to achieve compliance with the single and aggregate risk limits.

Note 12: Statutory Accounting Practices

These financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of National. Statutory accounting practices differ from GAAP in the following respects:

•

upfront premiums are earned on a statutory accounting principles (“SAP”) basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured. Additionally, under SAP, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, National recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 12: Statutory Accounting Practices (continued)

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default, net of insurance loss recoverables. Incurred losses and LAE are discounted using a rate equal to the yield-to-maturity of National’s fixed-income portfolio, excluding investments in money market funds and including intercompany loans under repurchase agreements. Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees only on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and is shown gross of insurance recoverables which are reported as assets;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in National’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected;

•

the transformation of National was recorded at statutory book value, therefore, no goodwill was recorded. Under GAAP, goodwill is allocated to National affected using a relative fair value allocation approach when an entity reorganizes its reporting structure in a manner that changes the composition of one or more of its reporting units; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

The results of National determined in accordance with statutory accounting practices for the years ended December 31, 2010, 2009 and 2008 were net income of $409 million, net loss of $299 million and net income of $7 million, respectively. Consolidated statutory policyholders’ surplus of National determined in accordance with statutory accounting practices as of December 31, 2010 and 2009 was $908 million and $591 million, respectively.

The following is a reconciliation of the GAAP shareholder’s equity of National to the statutory policyholders’ surplus of National:

	As of December 31,
In millions	2010	2009
National’s GAAP shareholder’s equity	$3,091	$2,766
Premium revenue recognition (financial guarantee)	(273)	(189)
Deferral of acquisition costs	(600)	(662)
Investments, including unrealized gains (losses)	(47)	(95)
Contingency reserve	(1,474)	(1,404)
Loss reserves	48	6
Deferred income tax liabilities, net	789	788
Goodwill	(31)	(31)
Derivative assets and liabilities	10	9
Non-admitted assets and other items	(605)	(597)

Statutory policyholders’ surplus	$908	$591

The statutory financial statements of National are presented on the basis of accounting practices prescribed or permitted by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 13: Employee Benefits

National participates in MBIA Inc.’s pension plan, which covers substantially all employees. In February 2009, employees from MBIA Corp. were transferred to National. Prior to February 2009, National did not have any employees and, therefore, compensation expense related to the employee benefit plans was zero.

MBIA Inc. maintains a pension plan in which National participates. The pension plan is a qualified non-contributory defined contribution pension plan to which National contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, and bonus, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Pension expense related to the qualified pension plan for the years ended December 31, 2010 and 2009 was $871 thousand and $673 thousand, respectively.

MBIA Inc. also maintains a qualified profit-sharing/401(k) plan in which National participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute, through payroll deductions, up to 25% of eligible compensation. National matches employee contributions up to the first 5% of such compensation and are made in the form of cash, whereby participants may direct the match to an investment of their choice. The benefit of National’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit-sharing/401(k) expense related to the qualified profit-sharing/401(k) plan for the years ended December 31, 2010 and 2009 was $345 thousand and $306 thousand, respectively.

In addition to the above two plans, National also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2010 and 2009 was $194 thousand and $214 thousand, respectively. The non-qualified profit-sharing/401(k) expense for the years ended December 31, 2010 and 2009 was $77 thousand and $120 thousand, respectively.

National participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended on May 7, 2009. The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees. The majority of restricted stock is granted to employees from the vice-president level up to and including the chief executive officer.

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 13: Employee Benefits (continued)

share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement, repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of National upon retirement. A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all outstanding stock options and performance-based restricted shares beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based restricted share grants. The accounting guidance for share-based payments requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense, if any, relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the disclosed compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. National’s proportionate share of compensation cost for employee stock options for the year ended December 31, 2010 was a negative expense of $353 thousand. The negative expense was due to the cancellation and expense reversal of forfeited stock option awards. National’s proportionate share of compensation cost for employee stock options for the year ended December 31, 2009 totaled $284 thousand. National’s proportionate share of compensation cost for restricted stock awards was $122 thousand and $298 thousand, respectively, for the years ended December 31, 2010 and 2009.

During 2010 and 2009, National granted deferred cash-based long-term incentive awards. These grants have a vesting period of either three or five years, after which time the award fully vests. Payment is generally contingent upon the employee’s continuous employment with National through the payment date. The deferred cash awards are granted to employees from the vice-president level up. Compensation expense related to the deferred cash awards was $619 thousand and $803 thousand for the years ended December 31, 2010 and 2009, respectively.

Note 14: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of National: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with National. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by National.

•	Trusts for the benefit of employees, such as pension and profit-sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of National defined as owners of record or known beneficial owners of more than 10% of the voting interests of National.

•

Management of National which includes persons who are responsible for achieving the objectives of National and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 14: Related Party Transactions (continued)

Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of National and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which National may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

From time to time National may enter into transactions with related parties that National deems immaterial or which occur in the normal course of business and are deemed to be transacted at “arm’s length” by management.

As of December 31, 2010, 2009 and 2008, included in other liabilities were $37 million, $9 million and $25 thousand, respectively of net payables to MBIA Inc. and other subsidiaries.

National’s investment portfolio is managed by Cutwater Asset Management Corp. (“Cutwater-AMC”), a wholly owned subsidiary of MBIA Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. For the years ended December 31, 2010, 2009 and 2008, Cutwater-AMC charged fees of $6 million, $5 million and $206 thousand, respectively to National based on the performance of its investment portfolio.

National entered into an agreement with MBIA Inc. whereby National held securities under agreements to resell and under an agreement to repurchase $1.8 billion and $1.7 billion as of December 31, 2010 and 2009, respectively. These agreements reset on a quarterly basis. The interest income and expense related to these agreements were $12 million and $5 million, respectively, for the year ended December 31, 2010; and $29 million and $4 million, respectively, for the year ended December 31, 2009. There was no such interest income and expense for the year ended December 31, 2008.

National had no loans outstanding to any executive officers or directors in 2010 and 2009.

Note 15: Commitments and Contingencies

In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

MBIA has received subpoenas or informal inquiries from a variety of regulators regarding a variety of subjects. MBIA has cooperated fully with each of these regulators and has or is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

of Tulare, the Regents of the University of California, Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside, The Olympic Club, the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose. These cases are, or are expected to become, part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which names as defendants MBIA, AMBAC Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Financial Services LLC.

The claims as they now stand allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs asserts common law theories in breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, negligence, and unjust enrichment. The non-municipal plaintiffs also allege a California unfair competition cause of action. Defendants’ demurrers were filed on September 17, 2010 and plaintiffs’ opposition to demurrers were filed on October 22, 2010. On November 30, 2010, prior to the hearing on the demurrers, the credit rating agency defendants removed the seven actions in which they were named to the United States District Court for the Northern District of California. On December 8, 2010, defendant Ambac Assurance Corp. removed the remaining actions. On January 31, 2011, the district court granted plaintiffs motion to remand the cases back to San Francisco Superior Court.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiff calls “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, the San Jose Redevelopment Agency, the State of West Virginia, Los Angeles Unified School District and three not-for-profit retirement community operators, Active Retirement Community, Inc. d/b/a Jefferson’s Ferry, Kendal on Hudson, Inc. and Paconic Landing at Southhold Inc. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. In February, 2010, MBIA moved to dismiss the then-existing complaints and, on April 28, 2010, Judge Victor Marrero denied the motion. MBIA’s motion for reconsideration was denied on May 3, 2010. MBIA has answered some of the complaints, denying the material allegations, and is preparing to answer the others. MBIA is also preparing to answer amended versions of some of the complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Inc., Ambac Assurance Corp. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA Inc. filed its answer on May 28, 2010.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA Inc., MBIA Corp., National, certain MBIA Inc. employees (collectively for this paragraph, “MBIA”), various financial institutions and law firms. Tri-City subsequently filed three amended complaints. The Third Amendment Complaint, filed on January 26, 2011, purports to state 10 causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing, and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. On February 17, 2011, MBIA filed its demurrer to the Third Amended Complaint.

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss. On January 20, 2011, in light of the Appellate Division of the New York State Supreme Court’s order dismissing the ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. discussed below, Judge Sullivan stayed this action pending plaintiffs appeal to the New York State Court of Appeals.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and it subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

court denied defendants’ motion to dismiss. On January 11, 2011, the Appellate Division of the New York State Supreme Court reversed the lower court’s ruling and dismissed the complaint. On January 20, 2011, plaintiffs filed a Notice of Appeal to the New York State Court of Appeals. Argument has been scheduled for May 31, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. Seven of the original nineteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA Corp. insured exposures.

On June 15, 2009, the same group of domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law and Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York Insurance State Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA Inc. argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. As described above, seven of the original nineteen plaintiffs have dismissed their claims. Submission of all papers relating to the original petition are scheduled to be completed by May 30, 2011. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned.

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. On February 10, 2011, the New York County Commercial Division announced that Hon. O. Peter Sherwood has been assigned to the case to replace Justice Yates, who has resigned. The proceeding is currently stayed.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 16: Subsequent Events

Refer to “Note 15: Commitments and Contingencies” for information about legal proceedings that developed after December 31, 2010.